Grupo Angeles Servicios de Salud, S.A. de C.V. SC 13G

Exhibit 2

April 12, 2024

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

This letter confirms that Jose Luis Alberdi Gonzalez is authorized and designated to sign all securities-related filings under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, on my behalf. This authorization and designation shall be valid until December 31, 2024.

Very truly yours,

/s/ Olegario Vázquez Aldir
Olegario Vázquez Aldir